EXHIBIT 99.1

July 26, 2001

TANISYS® TECHNOLOGY
Reports Third Fiscal Quarter Results

Austin, TX—Tanisys Technology, Inc. (OTCBB: TNIS) (“Tanisys”), a leading supplier of automated test equipment for a wide variety of semiconductor memory technologies, today reported financial results for its fiscal quarter ended June 30, 2001. Impacted by the worldwide semiconductor industry slowdown, Tanisys today reported net revenues of $1.0 million for the quarter, representing a decrease of 58% from $2.4 million a year earlier. As a result of the decline in sales, Tanisys incurred a loss of $745,000, or (3) cents per share, compared with earnings from continuing operations of 2 cents per share a year ago.

Charles T. (Chuck) Comiso, President and Chief Executive Officer of Tanisys, stated, “Our business and results of operations depend largely upon the capital expenditures of manufacturers of semiconductors and companies that specialize in the testing and/or packaging of semiconductors. These customers, in turn, depend upon the current and anticipated market demand for semiconductors and products that utilize semiconductors. The slowdown in the worldwide semiconductor industry has resulted in reduced spending for semiconductor equipment such as the automated test equipment that we sell. This slowdown has had a direct and severely negative impact upon the sales of Tanisys over the past several months. Accordingly, our operating results for the fiscal quarter ended June 30, 2001 reflect this slowdown. We do not believe that the orders were lost to competition but instead have been delayed. The change in our customers’ requirements is part of the significant economic downturn affecting many companies in the semiconductor industry.”

Mr. Comiso added, “Tanisys’ management has taken actions to decrease operating expenses while continuing to address the ongoing needs of our customers. We intend to continue devoting significant resources to the development, production and marketing of new technologies and products in order to meet the demands of our current and future customers. Although we will continue to conservatively and cautiously manage resources, we are also seeking to obtain needed financing to continue operations until the semiconductor industry recovers.”

“When the semiconductor industry does turn around, we believe that Tanisys has the ability to deliver high quality, cost effective and high-speed test systems to meet the demands of its customers. Not only do we have systems that test legacy designs such as Fast Page and EDO DRAM, but also current technologies including PC 100 & 133 Sync DRAM, Double Data Rate (DDR) Sync DRAM and Rambus RIMM modules. In addition, Tanisys’ newest product line tests Flash memory technologies at the module and packaged device levels,” noted Mr. Comiso.

Tanisys Technology, Inc. is an industry-leading provider of automated test equipment for a wide variety of memory technologies, including DRAM, SDRAM, SRAM, Flash, DDR and Rambus RDRAM®. Tanisys products include the market-leading DarkHorse memory module test systems (SIGMAo3 Models 100, 200, 300, 400, 800 and the SIGMAo4 Model 500). For more information, visit Tanisys Technology’s website at http://www.tanisys.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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Rambus and RDRAM are registered trademarks of Rambus Inc. RIMM is a trademark of Rambus Inc.

INVESTOR RELATIONS:
Terry Reynolds
Tanisys Technology, Inc.
Ph: 512-335-4440
E-Mail:                                                                                                                                 InvestorRelations@tanisys.com

TANISYS TECHNOLOGY, INC.
STATEMENTS OF OPERATIONS
(In thousands, except for share and per share amounts)
(Unaudited)

The Statements of Operations included in this release reflect the operations of the Company for the quarters and nine months ended June 30, 2001 and 2000.

	Quarter Ended June 30,		Nine Months Ended June 30,
	2001	2000	2001	2000
Net sales	$ 1,013	$2,430	$ 4,221	$6,492

Net income (loss) from continuing operations	($ 745)	$395	($ 1,397)	$1,161

Basic income (loss) per common share for
continuing operations only	($ 0.03)	$0.02	($ 0.06)	$ 0.06